                                                                      EXHIBIT 12
                                                                          PAGE 1

                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                           Year Ended December 31,
                                              ------------------------------------------------
                                                1989      1990      1991      1992      1993
                                              --------  --------  --------  --------  --------
                                                   (Thousands of Dollars Except Ratios)
Net income for the period...................  $285,605  $294,219  $321,512  $302,748  $297,160
 Add:
  Taxes based on income.....................   181,793   191,532   218,954   197,009   182,716
  Fixed charges (see below).................   177,611   188,698   168,380   136,227   130,914
                                              --------  --------  --------  --------  --------

Earnings available for fixed
 charges and preferred stock
 dividend requirements of Company...........  $645,009  $674,449  $708,846  $635,984  $610,790
                                              ========  ========  ========  ========  ========

 Fixed charges:
  Interest on debt..........................  $172,288  $183,215  $163,061  $125,798  $124,430
  Amortization of premium and
   discount, less expense, on
   debt; and bond defeasance
   cost.....................................     4,283     4,369     4,148     9,521     5,170
  Rentals (see note)........................     1,040     1,114     1,171       908     1,314
                                              --------  --------  --------  --------  --------
   Total fixed charges......................  $177,611  $188,698  $168,380  $136,227  $130,914

Preferred stock dividend requirements
 of Company *(Adjusted for income
 tax effect)................................    29,994    22,901    22,213    21,852    21,537
                                              --------  --------  --------  --------  --------

Total fixed charges and preferred
 stock dividend requirements................  $207,605  $211,599  $190,593  $158,079  $152,451
                                              ========  ========  ========  ========  ========

Ratio of earnings to fixed charges
 and preferred stock dividends..............      3.11      3.19      3.72      4.02      4.01
                                              ========  ========  ========  ========  ========

Note:  Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                                      EXHIBIT 12
                                                                          PAGE 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                        Year Ended December 31,
                                          -----------------------------------------------------
                                            1989       1990       1991       1992       1993
                                          ---------  ---------  ---------  ---------  ---------
                                                   (Thousands of Dollars Except Ratios)
Computation of preferred stock
 dividend requirements of Company,
 adjusted for income tax effect*
  Preferred stock dividend require-
   ments of Company, as shown on
   statement of earnings................  $ 19,134   $ 14,693   $ 14,059   $ 14,058   $ 14,087

 Less deductible preferred stock
  dividends**...........................     2,085      2,085      2,085      2,085      1,973
                                          --------   --------   --------   --------   --------

 Non-deductible preferred stock
  dividends.............................  $ 17,049   $ 12,608   $ 11,974   $ 11,973   $ 12,114
                                          ========   ========   ========   ========   ========

 Excess of net income before income
  taxes over net income (percentage) -
  See note below........................      63.7%      65.1%      68.1%      65.1%      61.5%
                                          --------   --------   --------   --------   --------

 Income tax effect on non-deductible
  preferred stock dividends*............  $ 10,860   $  8,208   $  8,154   $  7,794   $  7,450
 Add:
  Deductible preferred stock
   dividends (above)....................     2,085      2,085      2,085      2,085      1,973
  Non-deductible preferred stock
   dividends (above)....................    17,049     12,608     11,974     11,973     12,114
                                          --------   --------   --------   --------   --------

 Preferred stock dividend requirements
  of Company, adjusted for income
  tax effect............................  $ 29,994   $ 22,901   $ 22,213   $ 21,852   $ 21,537
                                          ========   ========   ========   ========   ========

Note:  Calculated as follows -
   Net income before income
   taxes................................  $467,398   $485,751   $540,466   $499,757   $479,876
   Less net income......................   285,605    294,219    321,512    302,748    297,160
                                          --------   --------   --------   --------   --------
   Excess - Taxes based on
   income...............................  $181,793   $191,532   $218,954   $197,009   $182,716
                                          ========   ========   ========   ========   ========
   - Percentage of net income...........      63.7%      65.1%      68.1%      65.1%      61.5%
                                          ========   ========   ========   ========   ========

* Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.